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                                                               Exhibit 12.2


                             Boston Edison Company
               Computation of Ratio of Earnings to Fixed Charges
                   and Preferred Stock Dividend Requirements
                      Twelve Months Ended March 31, 1995
                                (in thousands)


Net income from continuing operations               $125,412

Income taxes                                          57,502

Fixed charges                                        126,605
                                                    --------

     Total                                          $309,519
                                                    ========

Interest expense                                    $116,375
Interest component of rentals                         10,230
                                                    --------

     Subtotal                                        126,605
                                                    --------

Preferred stock dividend requirements                 23,438
                                                    --------

     Total                                          $150,043
                                                    ========

Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.06
                                                        ====
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